UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 6, 2011

AMERICAN AXLE & MANUFACTURING
HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-14303	36-3161171

(Commission File Number)	(IRS Employer Identification No.)

One Dauch Drive, Detroit, Michigan	48211-1198

(Address of Principal Executive Offices)	(Zip Code)

(313) 758-2000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

On January 6, 2011, the Board of Directors of American Axle & Manufacturing Holdings, Inc. (“AAM” or the “Company”) elected James A. McCaslin as an independent director of the Board effective February 8, 2011. Mr. McCaslin will serve as a Class III director for a term expiring on the date of the Company's 2011 annual meeting of stockholders. The Board expanded the size of the Board from 10 to 11 directors. Mr. McCaslin is expected to stand for re-election as a Class III director at the Company's annual meeting of stockholders on April 28, 2011.

Mr. McCaslin recently retired from Harley-Davidson, Inc., where he held various senior executive-level positions during his 18 years of service, including president and chief operating officer of Harley-Davidson Motor Company. From 1989 to 1992, he held manufacturing and engineering leadership roles with J.I. Case, a manufacturer of agricultural equipment. Previously, Mr. McCaslin held manufacturing, engineering, and quality positions with Chrysler Corporation, Volkswagen USA, and the Chevrolet Division of General Motors Corporation, where he began his 40-year career in manufacturing.

The Board elected Mr. McCaslin to this new Board position based on, among other things, his extensive operational and manufacturing experience in the automotive, agricultural, and motorcycle industries in the original equipment and aftermarket product markets. His skills and experience are aligned with AAM's key strategic objectives and will serve the Company well as AAM continues to expand globally and diversify its product portfolio.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
Date:	January 6, 2011	By:	/s/ Michael K. Simonte
Michael K. Simonte
Executive Vice President - Finance & Chief Financial Officer (also in the capacity of Chief Accounting Officer)

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